EXHIBIT 99.1

January 20, 2005	Contact: Craig McCollam Dionex Corporation 408-481-4107

DIONEX REPORTS RECORD SALES AND EARNINGS FOR THE SECOND QUARTER

FOR RELEASE THURSDAY, JANUARY 20, 2005, P.M., 1:05 PST

Sunnyvale, California — Dionex Corporation (NASDAQ: DNEX) today announced record sales and earnings for its second quarter and first six months of fiscal 2005.

For the second quarter ended December 31, 2004, sales were $74.2 million, an increase of 13%, compared with the $65.5 million reported for the same period last year. Excluding the favorable effects of currency fluctuations, sales grew by 8% for the quarter. Diluted earnings per share were $0.59 for the second quarter, an increase of 20%, compared with the $0.49 reported for the same period last year. Cash flow from operations was $14 million in the second quarter.

For the first six months of fiscal 2005, sales totaled $137.4 million, an increase of 16%, compared with the $118.8 million reported for the first six months of fiscal 2004. Excluding the favorable effects of currency fluctuations, sales grew by 11%. Diluted earnings per share were $1.04, an increase of 24%, compared with the $0.84 reported for the first six months of fiscal 2004. Cash flow from operations for the first six months was $28 million.

During the second quarter, the Company repurchased 219,900 shares of its common stock. In the first six months of fiscal 2005, a total of 521,200 shares were repurchased for $26.2 million.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, “We are very pleased with our results for the second quarter. We reported record sales and earnings for the second quarter, continuing the strong performance reported in the first quarter. Our operating income grew by 18% in the second quarter to over 25% of sales, primarily driven by strong sales growth and good cost management. These results continue a series of eleven quarters with strong growth.

“This quarter we experienced solid growth in all geographic regions and in both major product lines of ion chromatography and analytical HPLC. Sales in North America grew in the mid-teens this quarter representing strong demand in this region. Sales in Europe grew in the mid-teens in reported dollars and in the mid-single digits in the local currencies. We saw good growth in many of our European countries, especially in Germany. Sales in our Asia/Pacific region grew in the low double digits this quarter, driven by strong growth in China, Korea and Australia. Sales in Japan were flat in the second quarter, comparing to a very strong quarter last year.

“Looking at the markets we serve, we experienced good growth in our major markets: life sciences, environmental, chemical/petrochemical and food and beverage. Electronics and power segments were down for the quarter.

“We believe that we are well-positioned to continue our strong growth in the remainder of fiscal 2005. Looking at our third quarter, we forecast that sales will be in the range of $73-$75 million and that diluted earnings per share will be in the range of $0.57-$0.60. For the entire year, we forecast that our sales will be in the range of $282-$287 million and diluted earnings per share will be in the range of $2.16-$2.23. These forecasts are based on the following assumptions:
(a) the U.S. and European economies will continue to improve, (b) foreign currency rates will provide a small benefit, if levels remain were they are today, (c) sales in the next two quarters will not reflect any benefit from the drinking water regulations enacted in Japan in fiscal 2004, which added $5 million and $3 million in nonrecurring revenues in the third and fourth quarters last year, respectively, (d) incremental operating expenses will be incurred due to major new product introductions and to the Sarbanes-Oxley 404 certification process. Overall, we anticipate our underlying business will grow as strongly in the second half of 2005 as in fiscal 2004 (excluding the incremental sales in Japan and currency benefits).”

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

The company will discuss second quarter results in a conference call on Thursday, January 20, 2005 at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.Dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Friday, January 21, 2005 until 5:00 p.m. PT, Thursday, March 31, 2005.

Certain statements regarding sales and earnings contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, economic conditions in the areas in which the company sells its products, ability to manufacture products in an efficient and timely basis and at a reasonable cost and in sufficient volume, competition from other products, ability to attract and retain qualified personnel and existing product obsolescence. These factors and other risks and uncertainties are discussed in greater detail in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$74,152	$65,539	$137,360	$118,815
Cost of sales	24,674	21,837	46,250	39,845

Gross profit	49,478	43,702	91,110	78,970

Operating expenses:
Selling, general and administrative	25,417	22,894	47,835	42,062
Research and product development	5,397	5,027	10,326	9,598

Total operating expenses	30,814	27,921	58,161	51,660

Operating income	18,664	15,781	32,949	27,310
Interest income, net	258	163	408	212
Other income (expense)	(142)	4	313	(328)

Income before taxes on income	18,780	15,948	33,670	27,194
Taxes on income	6,053	5,183	11,279	8,838

Net income	$12,727	$10,765	$22,391	$18,356

Basic earnings per share	$0.61	$0.51	$1.08	$0.87

Diluted earnings per share	$0.59	$0.49	$1.04	$0.84

Shares used in computing per share amounts:
Basic	20,783	21,135	20,750	21,058

Diluted	21,647	21,985	21,570	21,885

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2004 AND JUNE 30, 2004
(In thousands)
(Unaudited)

	December 31,	June 30,
	2004	2004
ASSETS
Current assets:
Cash and equivalents	$71,600	$57,182
Short-term investments	1,948	1,604
Accounts receivable, net	56,854	53,128
Inventories	26,322	24,838
Other current assets	15,748	14,168

Total current assets	172,472	150,920
Property, plant and equipment, net	50,119	46,656
Goodwill and other intangible assets	29,213	29,032
Other assets	8,632	8,857

	$260,436	$235,465

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,265	$1,468
Accounts payable	9,471	8,113
Accrued liabilities	34,872	31,822
Income taxes payable	1,682	2,214
Accrued product warranty	3,981	3,584

Total current liabilities	51,271	47,201
Deferred income taxes and other	4,607	4,810
Stockholders’ equity	204,558	183,454

	$260,436	$235,465